Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Crdentia Corp

Dallas, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2004, relating to the consolidated financial statements of Crdentia Corp which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

San Francisco, California
February 6, 2006